STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement ("Agreement") is made and entered into as of May 2, 2008, by and between COMMERCIAL NATIONAL FINANCIAL CORPORATION, a Pennsylvania corporation ("Buyer"),  and LOUIS A. STEINER, BARBARA J. STEINER, SARAH S. SHIREY, BARBARA S. HOLMES, LOUIS T. STEINER, DOROTHY S. HUNTER, COMMERCIAL BANK & TRUST OF PA, TRUSTEE OF THE GRANT E. HUNTER CREDIT SHELTER TRUST UNDER WILL, GREGG E. HUNTER, AND GRANT W. HUNTER  (individually a "Seller" and collectively, "Sellers").

RECITALS

Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of Ridge Properties, Inc., a Pennsylvania corporation (the "Company"), for the consideration and on the terms set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.           DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"Breach"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

"Buyer"--as defined in the first paragraph of this Agreement.

"Closing"--as defined in Section 2.3.

"Closing Date"--the date and time as of which the Closing actually takes place.

"Company"--as defined in the Recitals of this Agreement.

"Consent"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"Contemplated Transactions"--all of the transactions contemplated by this Agreement, including:

(a)           the Company's sale, prior to Closing, of the Unity Township Property;

(b)           the sale of the Shares by Sellers to Buyer;

(c)	the execution, delivery, and performance of the Escrow Agreement;

(d)	the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

(e)	Buyer's acquisition and ownership of the Shares.

"Contract"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Damages"--as defined in Section 10.2.

"Disclosure Letter"--the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

"Encumbrance"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Environment"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"Environmental Liabilities"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law and consisting of or relating to:

(a)	any environmental matters or conditions (including on-site or off-site contamination and regulation of chemical substances or products);

(b)
fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law;

(c)
financial responsibility under Environmental Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)	any other compliance, corrective, investigative, or remedial measures required under Environmental Law.

    The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended ("CERCLA").

"Environmental Law"--any Legal Requirement that requires or relates to:

(a)
advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)	preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c)	reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d)	assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)	protecting resources, species, or ecological amenities;

(f)	reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g)	cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h)
making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"Escrow Amount"--the sum of One Hundred Thirty-One Thousand Seven Hundred Sixty Dollars ($131,760) to be deposited into escrow pursuant to the terms of the Escrow Agreement as described more fully in Section  2.4(c) hereof, plus any additional amounts that may be added pursuant to Section 2.5 of this Agreement.

"Facilities"--any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment currently or formerly owned or operated by the Company.

"Governmental Authorization"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body"--any:

(a)	nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)	federal, state, local, municipal, foreign, or other government;

(c)	governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)	multi-national organization or body; or

(e)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Hazardous Activity"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

"Hazardous Materials"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

"IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"Knowledge"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

(a)           such individual is actually aware of such fact or other matter; or

(b)
a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

"Legal Requirement"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Order"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Organizational Documents"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

"Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Proceeding"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Release"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

"Representative"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Securities Act"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Sellers"--as defined in the first paragraph of this Agreement.

"Shares"-- as defined in the Recitals of this Agreement.

"Tax" and "Taxes"--any tax(es) (including any income tax, capital gains tax, capital stock tax, franchise tax, loans tax, employment tax, social security tax, withholdings, sales tax, use tax, property tax, business tax, gross receipts tax, value-added tax, gift tax, estate tax or other tax), levy, assessment, tariff, duty (including any custom duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing of payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

"Tax Opinion"--as defined in Section 2.4(a)(iii).

"Tax Return"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Threat of Release"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

"Threatened"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

"Unity Township Property"--as defined in Section 3.4(a)(i).

2.           SALE AND TRANSFER OF SHARES; CLOSING

2.1           SHARES

Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

2.2           PURCHASE PRICE

The purchase price (the "Purchase Price") for the Shares will be $1,317,600.

2.3           CLOSING

The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel at 1500 One PPG Place, Pittsburgh, PA, at 10:00 a.m. (local time) on April 24, 2008, or at such other time and place as the parties may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.4           CLOSING OBLIGATIONS

At the Closing:

(a)           Sellers will deliver to Buyer:

(i)	certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;

(ii)
a certificate executed by Sellers representing and warranting to Buyer that each of Sellers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Buyer prior to the Closing Date in accordance with Section 5.5); and

(iii)
a tax opinion from Buchanan Ingersoll & Rooney, P.C. addressing the question of whether the Company will experience an income tax event for federal income tax purposes, including but not limited to the recognition of any taxable income or gain, as a result of a sale of the Shares by the Sellers to Buyer (the "Tax Opinion").  The Tax Opinion will be in a form reasonably acceptable to Buyer, and will be in the form of written tax advice to Buyer in compliance with the requirements of "covered opinions" and "reliance opinions" under the IRS Circular 230 regulations as in effect on the Closing Date ("Circular 230").  The opinions and advice in the Tax Opinion will conclude that the federal tax issues addressed "should" be resolved as described in the Tax Opinion, meaning a confidence level which exceeds the "more likely than not (a greater than 50% likelihood)" confidence level required for reliance opinions pursuant to Circular 230.  The Buyer intends to hold the Shares indefinitely and, consequently, the Tax Opinion may rely upon the assumption that the Buyer will continue to hold the Shares and will not liquidate or merge with the Company for at least five years from the Closing Date.

(b)           Buyer will deliver to the Sellers an aggregate amount equal to the Purchase Price less the Escrow Amount by bank cashier's or certified check payable to the order of (or by wire transfer to accounts specified by) the individual Sellers listed in Schedule 1 attached hereto, which aggregate amount shall be divided into the amounts set forth after each individual Seller's name in Schedule 1;

(c)           Buyer and Sellers agree to enter into an escrow agreement in the form attached hereto as Exhibit A.(the "Escrow Agreement") Buyer agrees to pay to the escrow agent named in the Escrow Agreement (the "Escrow Agent"), at the Closing the Escrow Amount in cash payable by wire transfer or delivery of other immediately available funds for deposit into the escrow account. The Escrow Amount plus any interest accrued thereon will be available to satisfy any Taxes relating to the existence and operation of the Company before the Closing which have not otherwise been provided for, and to satisfy all other amounts owed by Sellers to Buyer under this Agreement, all in accordance with the terms of the Escrow Agreement.  The Escrow Agreement shall remain in place for a term of twelve (12) months from the Closing Date or, if longer, until such time as any claim made against the Escrow Amount within such twelve month period is finally and conclusively resolved.

(d)           Buyer and Sellers shall comply with all requirements of Section 2.5 to be performed on or before the Closing Date.

2.5           PRE-CLOSING TAXES

Buyer and Sellers agree to the following procedure to address the Sellers' responsibility to pay the Company's federal income taxes and Pennsylvania income, capital stock and loans taxes (if applicable), plus any related charge or amount (including any fine, penalty, interest, or addition to tax), arising in or attributable to the period (the "Short Period") beginning on July 1, 2007 and ending on the Closing Date (collectively, the "Pre-Closing Taxes") : (i) on or before the Closing Date, (A) the Sellers will provide to Buyer their estimate, including a detailed calculation, of the Company's liability for Pre-Closing Taxes; (B) the Buyer will review the Sellers' estimate, and the Sellers and the Buyer will in good faith, jointly determine an estimated amount of the Company's liability for Pre-Closing Taxes; and (C) the Sellers shall cause a sum of cash at least equal to the amount of the jointly determined estimate of Pre-Closing Taxes to remain in the Company's bank account(s) as of the Closing Date (the "Tax Account"); and (ii) after the Closing Date, (1) the Buyer shall cause the Company to prepare and file federal and state Tax returns for the Short Period; (2) the Buyer shall cause the funds remaining in the Company's Tax Account to be used to pay the actual Pre-Closing Taxes; (3) if the actual Pre-Closing Taxes are greater than the funds remaining in the Company's Tax Account, such excess amount shall be paid to the Company out of the Escrow Account and applied by the Company for such Pre-Closing Taxes; (4) if the actual Pre-Closing Taxes are less than the funds remaining in the Company's Tax Account, Buyer shall cause the Company to pay such shortfall into the Escrow Account, to be included as part of the Escrow Amount; and (5) if the actual Pre-Closing Taxes are greater than the funds remaining in the Company's Tax Account and the Escrow Account, the Sellers shall jointly and severally pay and indemnify the Buyer and Company for any such excess Pre-Closing Taxes.  If the actual Pre-Closing Taxes are greater than the funds in the Company's Tax Account and Escrow Account, or if for any reason the Sellers' fail to pay the Company's Pre-Closing Taxes, the foregoing procedures and remedies shall not be exclusive, and Buyer shall be entitled to exercise any one or more of its remedies available under this Agreement or as otherwise provided by law.

3.           REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant to Buyer as follows:

3.1           ORGANIZATION AND GOOD STANDING

(a)
Part 3.1 of the Disclosure Letter contains complete and accurate information setting forth the identity of each stockholder and the number of shares held by each. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Pennsylvania, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use. The Company does not do business in any state other than Pennsylvania.

(b)	Sellers have delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

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3.2           AUTHORITY; NO CONFLICT

(a)
This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms.  Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform their obligations under this Agreement.

(b)	Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)
contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

(ii)
contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any Seller, or any of the assets owned or used by the Company, may be subject;

(iii)
contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental  Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(iv)	cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax;

(v)	cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

(vi)
contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(vii)	result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

No Seller is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, and the Company, likewise will not be required to give any such notice or obtain an such Consent.

3.3           CAPITALIZATION

The authorized equity securities of the Company consist of 300,000 shares of common stock, par value $1.00 per share, of which 103,516 shares are issued and outstanding and constitute the Shares. Sellers are and will be on the Closing Date the record and beneficial owners and holders of all of the Shares, free and clear of all Encumbrances.  No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement.

3.4           ASSETS

(a)	The Company's assets consist entirely of the following, and the Company does not own, lease, license, control or otherwise have any interest in or power to control any other assets:

(i)
the real estate located in Unity Township, Westmoreland County, Pennsylvania on which is constructed a building presently leased to the United State Postal Service, with an adjoining parking lot, the address of which property is 2061 Route 130 ("Unity Township Property");

(ii)	131,760 shares of the common stock of Commercial National Financial Corporation; and

(iii)	cash on deposit in the Tax Account.

(b)           At the Closing Date, the Company's assets shall consist entirely of the assets described in (a)(ii) and (a)(iii), above and shall not include the Unity Township Property.

3.5           BOOKS AND RECORDS

The books of account, minute books, stock record books, Tax Returns and other records of the Company, all of which have been made available to Buyer, are complete and correct.  The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

3.6           TITLE TO PROPERTIES; ENCUMBRANCES

The real property listed in Section 3.4 (a), above, are all of the real property, leaseholds, or other interests therein owned by the Company.

3.7           CONDITION AND SUFFICIENCY OF ASSETS

[Intentionally Omitted]

3.8           NO LIABILITIES

Except for the Company's Pre-Closing Taxes to be paid in the manner set forth in Section 2.5: (i) the Company is not subject to any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including but not limited to any liability for Taxes ("Liability"); and  (ii) the Company shall not be subject to any such Liability on or after the Closing Date and, in particular, the Company shall not have, on or after the Closing Date, any such Liability as a result of any of the Contemplated Transactions, including but not limited to the disposition of the Unity Township Property, as required by Section 5.8 hereof.

3.9           TAXES

(a)
The Company has filed or caused to be filed (on a timely basis since January 1, 2000) all Tax Returns that are or were required to be filed by the Company, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Sellers have delivered to Buyer copies of all such Tax Returns filed since January 1, 2002. The Company has paid all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or the Company.  No Taxes are being contested and no Tax Returns are being, or have been, audited. No request has been received from any taxing body to extend the statute of limitations with respect to any Tax Return filed or any Taxes.

(b)
There exists no proposed Tax assessment against the Company.  All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and have been paid to the proper Governmental Body or other Person.

(c)	All Tax Returns filed by the Company are true, correct, and complete.

(d)
Based on the assumption that the Buyer intends to hold the Shares indefinitely and will not liquidate or merge with the Company for at least five years from the Closing Date, the Company will not be subject to federal, state or local Tax as a result of the sale of the Shares hereunder.

(e)
Except for the Company's Pre-Closing Taxes for the Short Period to be paid in the manner set forth in Section 2.5, the Company has paid, and there is no liability for any Tax related to, (1) the Company's operations through the Closing Date, (2) the Company's ownership of the Unity Township Property or any other real property owned by the Company prior to the Closing Date, and/or (3) the Company's disposition of the Unity Township Property and all other Company assets disposed of through the Closing Date.

3.10           EMPLOYEES

The Company has had no employees for the past five years.

3.11           COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a)
the Company is, and at all times since January 1, 2002 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(b)
no event has occurred or circumstance exists that (with or without notice  or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B)

may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(c)
the Company has not received, at any time since January 1, 2002, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(d)
The Company is not required to obtain, and has not obtained and does not hold, any Governmental Authorization, and the Company can lawfully conduct its business and manage its investments in the manner it currently conducts such business and manages such investments without any Government Authorization.

3.12           LEGAL PROCEEDINGS; ORDERS

(a)	There is no pending Proceeding:

(i)	that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

(ii)	that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Sellers and the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(b)	there is no Order to which any of the Company, or any of the assets owned or used by the Company, is subject;

(c)	no Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company;

(d)
no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company; and

(e)
no Seller is subject to any Order that would in any way impair the Seller's ability to consummate any of the Contemplated Transactions to be performed by such Seller or which would result in an Encumbrance on the Shares transferred by such Seller.

3.13           CONTRACTS; NO DEFAULTS

(a)	Part 3.13(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

(i)	each Contract of which the Company is a party or is otherwise materially affected; and

(ii)
each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property related to the Company;

(b)
Part 3.13(a) of the Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts,  and the amount and nature of the remaining commitment of the Company under the Contracts.

(c)	Each Contract is in full force and effect and is valid and enforceable in accordance with its terms.

(i)	The Company is, and at all times since January 1, 2002 has been, in full compliance with all applicable terms and requirements of each Contract;

(ii)	each other Person that has or had any obligation or liability under any Contract has been in full compliance with all applicable terms and requirements of such Contract;

(iii)
no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable  Contract; and

(iv)
the Company has not given to or received from any other Person, at any time, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

(d)
There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

3.14           INSURANCE

(a)	Sellers have delivered to Buyer true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the five 5) years preceding the date of this Agreement;

(b)	No claims have been made against any insurance policy of the Company within the past five (5) years.

(c)	All policies to which the Company is a party or that provide coverage to any Seller, the Company, or any director or officer of an Acquired Company:

(i)           are valid, outstanding, and enforceable;

(ii)           are issued by an insurer that is financially sound and reputable;

(iii)	taken together, provide adequate insurance coverage for the assets and the operations of the Company;

(iv)	are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which any of them is bound;

(v)	provide coverage on an "occurrence" basis and not on a "claims made" basis;

(vi)	will continue in full force and effect following the consummation of the Contemplated Transactions; and

(vii)	do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

(viii)
Neither the Company or any Seller has received (with respect to the Company's assets or operations) (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(ix)	The Company has paid all premiums due, and has otherwise performed its obligations, under each policy to which the Company is a party or that provides coverage to the Company.

3.15           ENVIRONMENTAL MATTERS

Except as set forth in part 3.15 of the disclosure letter:

(a)
The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. The Company has no basis to expect, nor has it received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the prior owner or prior or current operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental Liabilities with respect to any of the Facilities, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company, or any other Person for whose conduct the Company is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b)
There are no pending or, to the Knowledge of the Company, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest.

(c)
The Company has no basis to expect, nor has it or any Seller, received any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company, or any other Person for whose conduct the Company may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d)
There are no Hazardous Materials present on or in the Environment at the  Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. The Company has not permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest except in full compliance with all applicable Environmental Laws.

(e)
There has been no Release or, to the Knowledge of the Company, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest, or to the Knowledge of the Company, any geologically or hydrologically adjoining property, whether by the Company, or any other Person.

(f)
Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

(g)	The Sellers and the Company have delivered to the Buyer every material document relevant to the Company's current or potential future Environmental Liabilities.

3.16           DISCLOSURE

(a)
No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b)
No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

3.17           BROKERS OR FINDERS

Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

4.           REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as of the date of this Agreement and as of the Closing Date as follows:

4.1           ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania.

4.2           AUTHORITY; NO CONFLICT

(a)
This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. This Agreement constitutes the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with its terms.  Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)
Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)           any provision of Buyer's Organizational Documents;

(ii)	any resolution adopted by the board of directors of Buyer;

(iii)           any Legal Requirement to which Buyer may be subject; or

(iv)           any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3           INVESTMENT INTENT

Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

4.4           CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

4.5           BROKERS OR FINDERS

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

5.           COVENANTS OF SELLERS PRIOR TO CLOSING DATE

5.1           ACCESS AND INVESTIGATION

Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company and its Representatives to, (a) afford Buyer and its Representatives and full and free access to the Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Representatives with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Representatives with such additional financial, operating, and other data and information as Buyer may reasonably request.

5.2           OPERATION OF THE BUSINESSES OF THE COMPANY

Except as specified in Section 5.8 hereof, between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to:

(a)	conduct the business of the Company only in the Ordinary Course of Business;

(b)	use their best efforts to preserve intact the Company and the Company's assets;

(c)	confer with Buyer concerning and changes in the Company's assets or the conduct of the Company's business; and

(d)	otherwise continuously inform the Buyer concerning the status of the Company's assets, and its business.

5.3           NEGATIVE COVENANT

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, which changes the business or assets of the Company.

5.4           REQUIRED APPROVALS

As promptly as practicable after the date of this Agreement, Sellers will, and will cause the Company to, make all filings (if any) required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions.  Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions.

5.5           NOTIFICATION

Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller or the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

5.6           NO NEGOTIATION

Until such time, if any, as this Agreement is terminated pursuant to Section 9, Sellers will not, and will cause the Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

5.7           BEST EFFORTS

Between the date of this Agreement and the Closing Date, Sellers will use their best efforts to cause the conditions in Sections 7 and 8 to be satisfied.

5.8           DISPOSITION OF UNITY TOWNSHIP PROPERTY

At least ten (ten) days prior to the Closing Date, the Sellers shall cause the Company to dispose of its Unity Township Property, so that the Company shall have no interest in such Unity Township Property at the Closing Date.  All Taxes and other expenses, liabilities, claims or potential claims that in any way relate to, directly or indirectly, the Company's ownership, management and/or disposition of the Unity Township Property shall be paid by the Company before the Closing Date, or shall be adequately provided for by the Company and/or the Shareholders (to the satisfaction of the Buyer, in its discretion) prior to the Closing Date.

6.           COVENANTS OF BUYER PRIOR TO CLOSING DATE

6.1           APPROVALS OF GOVERNMENTAL BODIES

As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions (if any).  Between the date of this Agreement and the Closing Date, Buyer will cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions (if any), and (ii) cooperate with Sellers in obtaining all consents (if any) described in Section 4.2 hereof; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

6.2           BEST EFFORTS

Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its best efforts to cause the conditions in Sections 7 and 8 to be satisfied.

7.           CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1           ACCURACY OF REPRESENTATIONS

Sellers' representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

7.2           SELLERS' PERFORMANCE

(a)
All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b)
Each certificate required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Sections 5.4 and 5.8 must have been performed and complied with in all respects.

7.3           PRE-CLOSING TAXES

(a)           Sellers shall have delivered to Buyer its estimate of Pre-Closing Taxes;

(b)           Sellers and Buyer shall have jointly determined an estimated amount of Pre-Closing Taxes, in accordance with Section 2.5; and

(c)           Sellers shall have caused the Tax Account to be fully funded in accordance with Section 2.5.

7.4           ADDITIONAL DOCUMENTS

There must have been delivered to the Buyer the Tax Opinion, the Escrow Agreement, each duly executed, and such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Sellers' representations and warranties, (ii) evidencing the performance by the Sellers of, or the compliance by each Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.5           NO PROCEEDINGS

Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions.

7.6           NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

7.7           NO PROHIBITION

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order.

7.8           DUE DILIGENCE

The Buyer shall have completed its due diligence investigation and shall have found nothing which, in its discretion, would materially adversely affect the Company or materially diminish the benefit to the Buyer of the purchase of the Shares.

8.           CONDITIONS PRECEDENT TO SELLERS'  OBLIGATION TO CLOSE

Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

8.1           ACCURACY OF REPRESENTATIONS

All of Buyer's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2           BUYER'S PERFORMANCE

(a)
All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(b)	Buyer must have made the payments required to be made by Buyer pursuant to Section 2.4.

8.3           ADDITIONAL DOCUMENTS

Buyer must have caused to be delivered the Escrow Agreement, duly executed, and such other documents as Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (ii) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

8.5           NO INJUNCTION

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9.           TERMINATION

9.1           TERMINATION EVENTS

This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)	by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

(b)
(i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

(c)	by mutual consent of Buyer and Sellers; or

(d)
by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before April 30, 2008, or such later date as the parties may agree upon.

9.2           EFFECT OF TERMINATION

Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.           INDEMNIFICATION; REMEDIES

10.1           SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(ii), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation of the Buyer, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.2           INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation, Tax audits and defense and reasonable attorneys' and accountants' fees and costs) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

(a)
any Breach of any representation or warranty made by Sellers in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement;

(b)
any Breach of any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Letter, other than any such Breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to Section 2.4(a)(ii) as having caused the condition specified in Section 7.1 not to be satisfied;

(c)	any Breach by any Seller of any covenant or obligation of such Seller in this Agreement;

(d)
any Damages suffered by the Indemnified Persons that relate to the Sellers' ownership, transactions, operations, or management of the Company prior to the Closing, including but not limited to any Pre-Closing Taxes and any Taxes and other costs related to Sellers' and the Company's disposition of the Unity Township Property as provided in Section 5.8 hereof and its disposition of any other assets disposed of prior to the Closing Date;

(e)
any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

10.3           INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS--    ENVIRONMENTAL MATTERS

In addition to the provisions of Section 10.2, Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Company, and the other Indemnified Persons for, and will pay to Buyer, the Company, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

(a)
any Environmental Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers or the Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or the Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Sellers or the Company or by any other Person for whose conduct they are or may be held responsible; or

(b)
any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Company prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Sellers or the Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 10.3. The procedure described in Section 10.6 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.

10.4           INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

10.5           ESCROW

Buyer may give notice of a Claim under the Escrow Agreement for the amount of any Damages required to be paid by Sellers under Sections 10.2 and 10.3, above. Neither the exercise of nor the failure to exercise such right to give a notice of a Claim under the Escrow Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

10.6           PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

(a)
Promptly after receipt by an indemnified party under Section 10.2, 10.4, or (to the extent provided in the last sentence of Section 10.3) Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

(b)
If any Proceeding referred to in Section 10.6(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims  may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c)
Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d)
Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

10.7           PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

10.8           BUYER'S COVENANT TO PRESERVE COMPANY

Buyer covenants and agrees that it will continue to hold the Shares and will not liquidate or merge the Company for a period of at least five (5) years from and after the Closing Date.

11.           GENERAL PROVISIONS

11.1           EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its own expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

11.2           PUBLIC ANNOUNCEMENTS

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.

11.3           CONFIDENTIALITY

Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

11.4           NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

Sellers:

Attention:                                Anthony Picadio

Address:                                Picadio Sneath Miller & Norton, PC
US Steel Tower
Pittsburgh, PA 15219

with a copy to:                                           Richard Rose
Buchanan Ingersoll & Rooney, PC
One Oxford Centre
301 Grant Street, 20th Floor
Pittsburgh, PA 15219

Buyer:

Attention:                                George Welty

Address:                                           Commercial National Financial Corporation
900 Ligonier Street
Latrobe, PA  15650

with a copy to:                                Tucker Arensberg, P.C.

Attention:                                William T. Harvey, Esquire

Address:                                           1500 One PPG Place
Pittsburgh, PA 15222

11.5           JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the Commonwealth of Pennsylvania, County of Westmoreland, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Pennsylvania, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.6           FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.7           WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of  the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.8           ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.9           DISCLOSURE LETTER

(a)
The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

(b)
In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

11.10                      ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.11                      SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.12                      SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

11.13                      TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.14                      GOVERNING LAW

This Agreement will be governed by the laws of the Commonwealth of Pennsylvania without regard to conflicts of laws principles.

11.15                      COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:

Commercial National Financial Corporation                                                                                                                     Sellers:

By:                                                                __________________________
Louis A. Steiner

__________________________
Barbara S. Steiner

__________________________
Sarah S. Shirey

__________________________
Barbara S. Holmes

__________________________
Louis T. Steiner

__________________________
Dorothy S. Hunter

__________________________
Commercial Bank & Trust of PA,
Trustee of the Grant E. Hunter
Credit Shelter Trust under Will

__________________________
Gregg E. Hunter

__________________________
Grant W. Hunter